Exhibit 15

May 10, 2005

To the Board of Directors of First Community Bancshares, Inc.

We are aware of the incorporation by reference in the Registration Statements pertaining to the CommonWealth Bank Amended and Restated Stock Option Plan (Form S-8, No. 333-106338), the 2001 Directors Stock Option Plan (Form S-8, No. 333-75222), the 1999 Stock Option Plan (Form S-8, No. 333-31338) and the Employee Stock Ownership and Savings Plan (Form S-8, No. 63865) of our report dated May 5, 2005, relating to the unaudited condensed consolidated interim financial statements of First Community Bancshares, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2005.

/s/ Ernst & Young LLP

Charleston, West Virginia

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